Exhibit 99.1
Yadkin Valley Financial Corporation Announces
Second Quarter 2010 Results
Second Quarter Financial Highlights:
•	Nonperforming assets decreased to 3.08% of total assets from 3.16% in the first quarter of 2010

•	Net charge-offs decreased to $6.9 million, or 1.64% of average loans on an annualized basis, compared to $7.6 million or 1.83% of average loans on an annualized basis, in the first quarter of 2010

•	Provision for loan losses of $5.8 million, an increase of $1.4 million compared to the first quarter of 2010

•	Loan loss reserves covered 87% of nonperforming loans, compared to 86% at March 31, 2010

•	Loan loss reserves decreased slightly to 2.61% of total gross loans, or 2.69% of total loans held for investment, compared to 2.70% of total gross loans, or 2.74% of total loans held for investment, in the first quarter of 2010

•	The allowance for impaired loans decreased to $9.4 million from $12.8 million in the first quarter of 2010

•	Total deposits increased 2% compared to the first quarter of 2010; total core deposits increased 4%

•	Liquidity ratio improved to 19.5% compared to 17.0% as of March 31, 2010

•	Leverage ratio, Tier 1 and total capital of 7.53%, 9.39% and 10.65%, respectively, for the bank

•	Net interest margin was 3.12%, a decrease of 35 basis points compared to 3.47% in the first quarter

•	Net income decreased to $285,000 from $914,000 in the first quarter; however, after payment of a dividend to the US Treasury as preferred shareholder, the net loss available to common shareholders was $486,000 or $0.03 per diluted share
Elkin, NC — July 22, 2010 — Yadkin Valley Financial Corporation (NASDAQ: YAVY), the holding company for Yadkin Valley Bank and Trust Company, announced that net income for the second quarter 2010 was $285,000. After payment of a dividend to the US Treasury as preferred shareholder, the net loss available to common shareholders for the second quarter of 2010 totaled $486,000 or $0.03 per diluted share. This compares to net income available to common shareholders of $143,000 or $0.01 per diluted share in the first quarter of 2010, and a net loss of $7.1 million, or $0.46 per diluted share, in the second quarter of 2009.
Bill Long, President and CEO commented, “While we still have more work ahead of us in terms of our asset quality, we are encouraged by some of the trends we are seeing in our loan portfolio. Past due loans at our bank subsidiary are at their lowest level in a year. During the second quarter of 2010, we continued to conduct extensive internal reviews of our loans and were able to thoroughly review approximately 40% of the portfolio. This ongoing review process gives us solid visibility on risk migration within the loan portfolio. Over the past twelve months, we charged off $35.1 million in loans. As a result of these continued charge offs and write-downs, combined with the results of our second quarter 2010 loan review, reserves for impaired loans decreased to $9.4 million in the second quarter from $12.8 million in the first quarter. Our reserve coverage remains strong at 87% of nonperforming loans and 2.61% of total gross loans. This strong reserve level together with our seasoned credit administration and experienced special asset teams provides for excellent coverage and management of our portfolio.
During the second quarter, we maintained our strong liquidity position through continued growth in core deposits, which again provided us with a strong and flexible balance sheet. We believe this strategy remains prudent in the current economic environment. We invested approximately $35.0 million of this liquidity from lower yielding short-term investments into higher yielding investments. This investment, however, was offset by a continued high level of on-balance sheet liquidity as loan demand across our portfolio continues to be soft. During the second half of 2010, we expect to reduce deposit costs through an improved funding mix and a focus on non-interest bearing deposit growth.
We continue to be pleased with Sidus’ performance in such a difficult housing market. Mortgage volumes and the resulting non-interest income increased due to Sidus’ continued expansion of its retail and national wholesale operations during the second quarter of 2010. We are optimistic about mortgage production in the second half of this year, as the current mortgage pipeline remains strong.
Lastly, we remain well capitalized from a regulatory perspective. As we have been doing throughout this credit cycle, we are closely monitoring our capital levels and are continuing to consider options which would improve our capital position.”
Second Quarter 2010 Financial Highlights
Asset Quality
Nonperforming loans decreased by $2.0 million to $50.9 million, or 3.00% of total gross loans, compared to $52.9 million, or 3.15% of total gross loans, as of the first quarter of 2010. The majority of the decrease was related to $7.4 million in loans charged off while $1.8 million was returned to performing status during the quarter.

	Nonperforming Loan Analysis
	(Dollars in thousands)
	June 30, 2010		March 31, 2010
		% of		% of
	Outstanding	Total	Outstanding	Total
Loan Type	Balance	Loans	Balance	Loans
Construction/land development	$8,744	0.51%	$12,883	0.77%
Residential construction	12,723	0.75%	13,859	0.82%
HELOC	1,652	0.10%	1,612	0.10%
1-4 Family residential	7,084	0.42%	5,647	0.34%
Commercial real estate	15,594	0.92%	13,453	0.80%
Commercial & industrial	4,527	0.27%	4,785	0.28%
Consumer & other	529	0.03%	631	0.04%

Total	$50,853	3.00%	$52,870	3.15%

Other real estate owned (OREO) totaled $18.2 million at the end of the second quarter, up from $16.7 million at the end of the first quarter. The increase in OREO was primarily due to the addition of twenty-seven properties totaling $4.3 million. Total nonperforming assets were $69.0 million or 3.08% of total assets, a slight decrease from $69.5 million or 3.16% of total assets as of March 31, 2010.
During the second quarter of 2010, the provision for loan losses increased $1.4 million to $5.8 million compared to the first quarter. The allowance for loan losses was $44.3 million at June 30, 2010, a modest decrease compared to $45.4 million at March 31, 2010. Out of the $44.3 million in total allowance for loan losses at June 30, 2010, the allowance for impaired loans accounted for $9.4 million, down from $12.8 million at the end of the first quarter. The remaining general allowance, $34.9 million, was attributed to unimpaired loans and was up from $32.6 million at the end of the first quarter.
Net charge-offs totaled $6.9 million, or 1.64% of average loans on an annualized basis, down from $7.6 million, or 1.83% of average loans on an annualized basis, during the first quarter. Loan loss reserves as a percentage of total gross loans decreased slightly to 2.61% from 2.70% in the first quarter, and 2.69% of total loans held for investment from 2.74% in the first quarter. Loan loss reserves totaled 87% of nonperforming loans, up from 86% at the end of the first quarter.
Net Interest Income and Net Interest Margin
Net interest income totaled $15.6 million, a decrease of $1.2 million, or 7.2% compared to the first quarter of 2010. The net interest margin decreased 35 basis points to 3.12% from 3.47%, as $35.0 million in excess liquidity was invested in higher yielding investment securities. These investments were more than offset by a greater level of lower-yielding, short-term investments, as the Company maintained the strong liquidity position that was established during the first quarter. The Company has begun to invest the cash portion of this liquidity and expects the net interest margin to begin to show modest improvement during the second half of 2010. Adjusting assets and liabilities to their fair market values as part of purchase accounting treatment relating to the merger with American Community Bank resulted in a positive impact. Excluding these fair market value adjustments, the core net interest margin was 2.99%, a decrease of 28 basis points compared to 3.27% in the first quarter.
Non-Interest Income
Non-interest income increased 44% to $5.5 million, compared to $3.8 million in the first quarter of 2010. The sequential increase in non-interest income was primarily due to a $76,000 increase in other service fees, a $542,000 increase in net mortgage sale gains, an $800,000 increase in investment securities gains, and a $73,000 increase in other income. The increases in other service fees and net mortgage sale gains were related to an increased level of mortgage volumes at Sidus. The increase in investment securities gains was primarily due to the sale of $29.2 million of investments.
Non-Interest Expense
Non-interest expense increased $448,000, or 3%, to $15.0 million, compared to $14.5 million in the first quarter of 2010. The modest increase in non-interest expense was primarily related to a 4% increase in salaries and employee benefits, a 55% increase in FDIC assessment expense, and a 1% increase in other expense. The increase in salaries and employee benefits and other expense was related to general operations and timing differences. The higher level of FDIC assessment expense was primarily due to a higher deposit base.

Balance Sheet and Capital
Compared to the first quarter of 2010, total gross loans, including loans held for sale, increased $17.0 million, or 1%. The slight increase in total gross loans was primarily due to modest growth in loans originated in the Yadkin and High Country regions. Total deposits increased $44.4 million, or 2%, compared to the first quarter of 2010, and total core deposits increased 4%. Deposit growth was primarily related to a 6% increase in CDs with balances under $100,000, offset by a 3% decrease in CDs with balances over $100,000. Deposit growth, which was primarily the result of officer calling efforts and the Company’s continued focus on deposit growth, occurred within all of the Company’s markets, and was particularly strong within the High Country market. Brokered CDs and CDARs remain a relatively small portion of the Company’s funding sources, as these deposits represented 6% of total deposits at June 30, 2010, consistent with the level as of March 31, 2010.
The bank remains well-capitalized for regulatory purposes. As of June 30, 2010, the bank’s Leverage ratio, Tier 1 and total capital were 7.53%, 9.39% and 10.65%, respectively. For capital adequacy purposes, Tier 1, total capital, and leverage ratios must be in excess of 5.00%, 6.00% and 10.00%, respectively to be well capitalized.
Conference Call
Yadkin Valley Financial Corporation will host a conference call at 10:00 a.m. EDT on Thursday, July 22, 2010 to discuss financial results, business highlights, and outlook. The call may be accessed by dialing 877-359-3650 at least 10 minutes prior to the call. A webcast of the call may also be accessed at http://investor.shareholder.com/media/eventdetail.cfm?mediaid=43324&c=YAVY&mediakey=1922814956F76B133EB0B77BD4865CE6&e=0. A replay of the conference call will be available until July 29, 2010, by dialing 877-369-6588 and entering access code 88607109.
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About Yadkin Valley Financial Corporation
Yadkin Valley Financial Corporation is the holding company for Yadkin Valley Bank and Trust Company, a full service community bank providing services in 42 branches throughout its five regions primarily in North Carolina. The Yadkin Valley Bank region serves Ashe, Forsyth, Surry, Wilkes, and Yadkin Counties. The Piedmont Bank region serves Iredell and Mecklenburg Counties. The High Country Bank region serves Avery and Watauga Counties. The Cardinal State Bank region serves Durham, Orange, and Granville Counties. The American Community Bank region serves Mecklenburg and Union Counties in North Carolina, and Cherokee and York Counties in South Carolina. The Bank provides mortgage lending services through its subsidiary, Sidus Financial, LLC, headquartered in Greenville, North Carolina and operates a loan production office in Wilmington, North Carolina. Securities brokerage services are provided by Main Street Investment Services, Inc., a Bank subsidiary with five offices located in the branch network. Yadkin Valley Financial Corporation’s website is www.yadkinvalleybank.com. Yadkin Valley shares are traded on NASDAQ under the symbol YAVY.
FORWARD LOOKING STATEMENTS
Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements include but are not limited to (1) statements regarding potential future economic recovery, (2) statements with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts, and (3) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions. Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) the risk that the preliminary financial information reported herein and our current preliminary analysis will be different when our review is finalized; (5) changes in the U.S. legal and regulatory framework; and (6) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.
For additional information contact:
William A. Long
President and Chief Executive Officer
(336) 526-6312
Jan H. Hollar
Executive Vice President and Chief Financial Officer
(704) 768-1161
Jan.hollar@yadkinvalleybank.com
Megan R. Malanga
Nvestcom Investor Relations
(954) 781-4393
megan.malanga@nvestcom.com

Yadkin Valley Financial Corporation
Consolidated Balance Sheet (Unaudited)

	(Amounts in thousands except share and per share data)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009 (a)	2009	2009
Assets:
Cash and due from banks	$30,178	$27,002	$31,939	$38,902	$33,127
Federal funds sold	6,123	8	93	1	362
Interest-earning deposits with banks	184,592	208,727	60,305	34,784	11,609
U.S. government agencies	25,274	39,756	42,894	45,323	45,356
Mortgage-backed securities	126,004	72,810	78,389	83,927	89,870
State and municipal securities	55,868	59,574	61,378	62,017	60,877
Common and preferred stocks	1,134	1,056	1,180	156	126

Total investment securities	208,280	173,196	183,841	191,423	196,229
Construction	333,015	344,138	364,853	370,771	383,787
Commercial, financial and other	231,105	265,286	271,433	255,954	264,075
Residential mortgages	177,887	169,267	169,790	169,755	169,138
Commercial real estate	648,423	625,394	619,151	604,838	586,438
Installment loans	49,544	47,112	48,545	45,289	45,250
Revolving 1-4 family loans	207,801	204,834	202,676	199,719	192,409

Total Loans	1,647,775	1,656,031	1,676,448	1,646,326	1,641,097
Allowance for loan losses	(44,306)	(45,399)	(48,625)	(54,270)	(46,243)

Net loans	1,603,469	1,610,632	1,627,823	1,592,056	1,594,854
Loans held for sale	49,542	24,308	49,715	46,911	121,142
Accrued interest receivable	7,520	7,866	7,783	7,649	7,380
Bank premises and equipment	44,434	44,075	43,642	44,272	44,531
Foreclosed real estate	18,195	16,656	14,345	9,366	7,769
Non-marketable equity securities at cost	10,539	10,539	10,539	10,539	10,539
Investment in bank-owned life insurance	24,852	24,660	24,454	24,308	24,073
Goodwill	4,944	4,944	4,944	4,944	66,510
Core deposit intangible	5,527	5,852	6,186	6,525	6,852
Other assets	41,986	44,647	48,003	39,992	33,383

Total assets	$2,240,181	$2,203,112	$2,113,612	$2,051,672	$2,158,360

Liabilities and shareholders’ equity
Deposits:
Non-interest bearing	$210,940	$211,272	$207,850	$205,674	$201,846
NOW, savings and money market accounts	468,773	455,189	445,508	413,694	396,239
Time certificates:
$100,000 or more	516,146	529,253	560,825	549,493	554,704
Other	757,579	713,351	607,569	577,884	625,371

Total deposits	1,953,438	1,909,065	1,821,752	1,746,745	1,778,160
Borrowings	118,621	126,600	123,467	136,266	152,756
Accrued expenses and other liabilities	15,409	14,511	16,127	19,552	23,975

Total liabilities	2,087,468	2,050,176	1,961,346	1,902,563	1,954,891
Total shareholders’ equity	152,713	152,936	152,266	149,109	203,469

Total liabilities and shareholders’ equity	$2,240,181	$2,203,112	$2,113,612	$2,051,672	$2,158,360

Period End Shares Outstanding	16,144,640	16,134,640	16,129,640	16,129,640	16,129,640

(a)	Derived from audited consolidated financial statements

Yadkin Valley Financial Corporation
Consolidated Income Statements (Unaudited)

	(Amounts in thousands except share and per share data)
	June 30,	March 31,	December 31,	September 30,	June 30,
Three months ended	2010	2010	2009	2009	2009
Interest and fees on loans	$22,458	$22,958	$23,627	$24,731	$23,936
Interest on securities	1,661	1,771	1,839	1,877	1,876
Interest on federal funds sold	2	—	4	19	1
Interest-bearing deposits	126	61	13	10	10

Total interest income	24,247	24,790	25,483	26,637	25,823

Time deposits of $100,000 or more	3,274	3,361	3,273	4,517	3,734
Other deposits	4,781	4,055	3,642	3,005	3,753
Borrowed funds	595	567	706	734	782

Total interest expense	8,650	7,983	7,621	8,256	8,269

Net interest income	15,597	16,807	17,862	18,381	17,554
Provision for loan losses	5,809	4,384	3,146	18,286	16,457

Net interest income after provision for loan losses	9,788	12,423	14,716	95	1,097

Non-interest income
Service charges on deposit accounts	1,486	1,437	1,572	1,577	1,535
Other service fees	917	841	1,250	1,189	1,365
Net gain on sales of mortgage loans	1,876	1,334	2,812	2,751	4,802
Income on investment in bank owned life insurance	192	207	145	235	234
Mortgage banking operations	60	56	486	7	(207)
Gains on sale of securities	844	44	—	—	—
Other than temporary impairment of investments	(61)	(205)	(17)	(175)	—
Other	140	66	64	94	16

Total non-interest income	5,454	3,780	6,312	5,678	7,745

Non-interest expense
Salaries and employee benefits	6,941	6,663	6,938	7,762	8,299
Occupancy and equipment	1,957	1,966	1,865	1,858	1,842
Printing and supplies	259	274	273	345	272
Data processing	384	313	489	349	427
Communication expense	436	459	448	372	330
Advertising and marketing	204	178	414	357	213
Amortization of core deposit intangible	325	334	338	327	350
FDIC assessment expense	1,288	830	619	973	1,797
Attorney fees	148	75	112	469	409
Loan collection expense	289	272	637	370	161
Goodwill impairment	—	—	—	61,566	—
Net loss on other real estate owned	402	796	189	1,218	138
Other	2,347	2,372	2,161	2,782	4,954

Total non-interest expense	14,980	14,532	14,483	78,748	19,192

Income before income taxes	262	1,671	6,545	(72,975)	(10,350)
Provision for income taxes	(23)	757	2,630	(4,716)	(3,795)

Net income (loss)	285	914	3,915	(68,259)	(6,555)

Preferred stock dividend and amortization of preferred stock discount	771	771	754	708	528
Net income (loss) available to common shareholders	$(486)	$143	$3,161	$(68,967)	$(7,083)

Basic	$(0.03)	$0.01	$0.20	$(4.28)	$(0.46)
Diluted	$(0.03)	$0.01	$0.20	$(4.28)	$(0.46)
Weighted average number of shares outstanding
Basic	16,129,640	16,129,640	16,129,640	16,129,632	15,322,043
Diluted	16,129,640	16,129,640	16,129,640	16,129,632	15,322,043

Yadkin Valley Financial Corporation
(unaudited)

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009 (a)	2009	2009
Per Share Data:
Basic Earnings (Loss) per Share	$(0.03)	$0.01	$0.20	$(4.28)	$(0.46)
Diluted Earnings (Loss) per Share	(0.03)	0.01	0.20	(4.28)	(0.46)
Book Value per Share	6.59	6.61	6.58	6.39	10.48
Cash Dividends per Share	—	—	—	—	0.06

Selected Performance Ratios:
Return on Average Assets (annualized)	-0.04%	0.03%	0.62%	-12.70%	-1.38%
Return on Average Equity (annualized)	-0.50%	0.38%	8.26%	-126.74%	-13.84%
Net Interest Margin (annualized)	3.12%	3.47%	3.83%	3.82%	3.76%
Net Interest Spread (annualized)	2.84%	3.25%	3.59%	3.60%	3.45%
Non-interest Income as a % of Revenue	34.76%	23.33%	30.02%	97.98%	87.40%
Non-interest Income as a % of Average Assets	0.25%	0.18%	0.31%	0.22%	0.37%
Non-interest Expense as a % of Average Assets	0.67%	0.68%	0.71%	3.62%	0.92%

Asset Quality:
Loans 30-89 days past due (000’s)	$16,163	$14,297	$23,190	$20,061	$30,319
Loans over 90 days past due still accruing (000’s)	—	—	6	—	—
Nonperforming Loans (000’s)	50,853	52,870	36,255	47,111	32,008
Other Real Estate Owned (000’s)	18,195	16,656	14,345	9,366	7,769
Nonperforming Assets (000’s)	69,048	69,526	50,600	56,477	39,777
Troubled debt restructurings (000’s)	8,184	5,267	5,544	5,178	—
Nonperforming Loans to Total Loans	3.00%	3.15%	2.10%	2.75%	1.82%
Nonperforming Assets to Total Assets	3.08%	3.16%	2.39%	2.73%	1.84%
Allowance for Loan Losses to Total Loans	2.61%	2.70%	2.82%	3.21%	2.62%
Allowance for Loan Losses to Nonperforming Loans	87.12%	86.00%	134.00%	116.00%	144.00%
Net Charge-offs/Recoveries to Average Loans (annualized)	1.64%	1.83%	2.05%	2.39%	0.27%

Capital Ratios:
Equity to Total Assets	6.82%	6.94%	7.20%	7.27%	9.43%
Tier 1 leverage ratio(1)	7.53%	7.76%	8.16%	7.49%	7.87%
Tier 1 risk-based ratio(1)	9.39%	9.26%	9.16%	8.91%	8.67%
Total risk-based capital ratio(1)	10.65%	10.52%	10.43%	10.18%	9.92%

Non-GAAP disclosures(2):
Tangible Book Value per Share	5.94	5.94	5.89	5.68	5.93
Return on Tangible Equity (annualized) (3)	-0.54%	0.41%	8.93%	-191.86%	-20.46%
Tangible Equity to Tangible Assets (3)	6.38%	6.48%	6.71%	4.49%	4.59%
Efficiency Ratio (4)	67.36%	68.00%	57.08%	67.02%	73.44%

Notes:

(1)	Tier 1 leverage, Tier 1 risk-based, and Total risk-based ratios are ratios for the bank, Yadkin Valley Bank and Trust Company as reported on Consolidated Reports of Condition and Income for a Bank With Domestic Offices Only — FFIEC 041

(2)	Management uses these non-GAAP financial measures because it believes it is useful for evaluating our operations and performance over periods of time, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes these non-GAAP financial measures provides users of our financial information with a meaningful measure for assessing our financial results and credit trends, as well as comparison to financial results for prior periods. These non-GAAP financial measures should not be considered as a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled financial measures used by other companies.

(3)	Tangible Equity is the difference of shareholders’ equity less the sum of goodwill and core deposit intangible Tangible Assets are the difference of total assets less the sum of goodwill and core deposit intangible

(4)	The Efficiency Ratio was calculated excluding the goodwill impairment charge of $61,565,768 recorded in the third quarter

Yadkin Valley Financial Corporation
Average Balance Sheets and Net Interest Income Analysis (Unaudited)

	Three Months Ended June 30,
	2010				2009
	(Dollars in Thousands)
	Average		Yield/		Average		Yield/
	Balance	Interest	Rate		Balance	Interest	Rate
INTEREST EARNING ASSETS
Total loans (1,2)	$1,687,810	$22,501	5.35%		$1,691,622	$23,974	5.68%
Federal funds sold	2,896	2	0.25%		3,946	1	0.10%
Investment securities	180,909	1,884	4.18%		200,218	2,146	4.30%
Interest-bearing deposits	210,307	126	0.24%		10,287	10	0.39%

Total average earning assets (1)	2,081,923	24,512	4.72	%(6)	1,906,073	26,131	5.50%

Noninterest earning assets	137,781				156,713

Total average assets	$2,219,704				$2,062,786

INTEREST BEARING LIABILITIES
Time deposits	$1,261,674	$7,197	2.29%		$1,076,689	$6,642	2.47%
Other deposits	458,344	858	0.75%		390,228	845	0.87%
Borrowed funds	121,950	595	1.96%		152,875	782	2.05%

Total interest bearing liabilities	1,841,968	8,650	1.88	%(7)	1,619,792	8,269	2.05%

Noninterest bearing deposits	206,328				190,726
Other liabilities	17,070				16,677
Total average liabilities	2,065,366				1,827,195

Shareholders’ equity	154,338				235,591

Total average liabilities and shareholders’ equity	$2,219,704				$2,062,786

NET INTEREST INCOME/ YIELD (3,4)		$15,862	3.12%			$17,862	3.76%

INTEREST SPREAD (5)			2.84%				3.45%

1.	Yields related to securities and loans exempt from Federal income taxes are stated on a fully tax-equivalent basis, assuming a Federal income tax rate of 35%, reduced by the nondeductible portion of interest expense.

2.	The loan average includes loans on which accrual of interest has been discontinued.

3.	Net interest income is the difference between income from earning assets and interest expense.

4.	Net interest yield is net interest income divided by total average earning assets.

5.	Interest spread is the difference between the average interest rate received on earning assets and the average rate paid on interest bearing liabilities.

6.	Interest income for 2010 and 2009 includes $450 and $2,624, respectively of accretion for purchase accounting adjustments related to loans acquired in the merger with American Community.

7.	Interest expense for 2010 and 2009 includes $215 and $172, respectively of accretion for purchase accounting adjustments related to deposits and borrowings acquired in the merger with American Community.

Yadkin Valley Financial Corporation
Average Balance Sheets and Net Interest Income Analysis
(Dollars in Thousands)
(Unaudited)

	Six Months Ended June 30,
	2010				2009
	Average		Yield/		Average		Yield/
	Balance	Interest	Rate		Balance	Interest	Rate
INTEREST EARNING ASSETS
Total loans (1,2)	$1,685,544	$45,503	5.44%		$1,488,518	$40,037	5.42%
Federal funds sold	1,771	2	0.25%		4,309	2	0.09%
Investment securities	180,470	3,904	4.36%		172,262	3,832	4.49%
Interest-bearing deposits	172,680	181	0.21%		6,199	21	0.68%

Total average earning assets (1)	2,040,465	49,589	4.90	%(6)	1,671,288	43,892	5.30%

Noninterest earning assets	139,285				149,294

Total average assets	$2,179,749				$1,820,582

INTEREST BEARING LIABILITIES
Time deposits	$1,230,794	$13,789	2.26%		$912,012	$12,976	2.87%
Other deposits	449,797	1,682	0.75%		338,990	1,572	0.94%
Borrowed funds	121,758	1,163	1.93%		185,754	1,407	1.53%

Total interest bearing liabilities	1,802,349	16,633	1.86	%(7)	1,436,756	15,955	2.24%

Noninterest bearing deposits	206,090				168,093
Other liabilities	17,114				12,967

Total average liabilities	2,025,553				1,617,816

Shareholders’ equity	154,196				202,766

Total average liabilities and shareholders’ equity	$2,179,749				$1,820,582

NET INTEREST INCOME/YIELD (3,4)		$32,956	3.28%			$27,937	3.37%

INTEREST SPREAD (5)			3.04%				3.06%

1.	Yields related to securities and loans exempt from Federal income taxes are stated on a fully tax-equivalent basis, assuming a Federal income tax rate of 35%, reduced by the nondeductible portion of interest expense.

2.	The loan average includes loans on which accrual of interest has been discontinued.

3.	Net interest income is the difference between income from earning assets and interest expense.

4.	Net interest yield is net interest income divided by total average earning assets.

5.	Interest spread is the difference between the average interest rate received on earning assets and the average rate paid on interest bearing liabilities.

6.	Interest income for 2010 and 2009 includes $1,021 and $2,414, respectively of accretion for purchase accounting adjustments related to loans acquired in the merger with American Community.

7.	Interest expense for 2010 and 2009 includes $621 and $172, respectively of accretion for purchase accounting adjustments related to deposits and borrowings acquired in the merger with American Community.